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                     March 21, 2023

       David Andrada
       Chief Executive Officer
       Fat Projects Acquisition Corp
       27 Bukit Manis Road
       Singapore, 099892

                                                        Re: Fat Projects
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 20,
2023
                                                            File No. 001-40755

       Dear David Andrada:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Andy Tucker